News
Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Ron O’Brien	Investor Contact Information: Ken Apicerno
Phone: 781-622-1242	Phone: 781-622-1294
E-mail: ron.obrien@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Record EPS Results in the Second Quarter

WALTHAM, Mass. (July 27, 2010) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, reported 7% growth in second quarter revenues to $2.65 billion in 2010, compared with $2.48 billion in the 2009 quarter. Revenues increased 3% due to acquisitions and decreased 1% due to the unfavorable effect of currency translation.

Adjusted earnings per share (EPS) grew 14% in 2010 to a second quarter record of $0.84, versus $0.74 in the 2009 quarter. Adjusted operating income for the 2010 quarter increased 11% versus 2009 results, and adjusted operating margin increased to 17.6%, compared with 16.8% in the 2009 period. GAAP diluted EPS was also a second quarter record at $0.57 in 2010, versus $0.49 in the year-ago period. GAAP operating income for the 2010 quarter was $312 million, compared with $259 million in 2009, and GAAP operating margin was 11.8%, compared with 10.4% a year ago.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Highlights
•	Revenues increased 7% to $2.65 billion
•	Adjusted EPS grew 14% to a record $0.84
•	Adjusted operating margin expanded from 16.8% to 17.6%
•	Showcased innovative technologies for life sciences mass spectrometry at ASMS and clinical research and specialty diagnostics at AACC
•	Completed acquisition of Fermentas after quarter end to strengthen offerings for genomics research
•	Repurchased $187 million of stock under existing buyback authorization

“We are pleased to deliver another strong quarter, leading to an excellent first half of the year,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “We successfully leveraged our top-line performance to achieve solid operating margin expansion and double-digit EPS growth.

“We continue to strengthen our depth of capabilities through investments in technology development and complementary acquisitions that position us to better serve our customers in growing markets. For example, we developed new screening methods that employ our leading technologies to help laboratories rapidly analyze seafood from the Gulf of Mexico for oil contamination. In addition, we recently acquired a global provider of molecular and cellular biology products, Fermentas, to expand our offerings for customers performing genomics research and PCR-based testing.”

Casper added, “Based on our strong operating performance, we remain confident in our 2010 outlook for earnings growth, and are maintaining our adjusted EPS guidance of $3.40 to $3.50 per share, for 11 to 15% growth over 2009. On the top line, foreign currency exchange rates have weakened since our previous guidance, offset somewhat by our recent acquisitions. As a result, we are adjusting our revenue guidance from a range of $10.65 to $10.80 billion to a new range of $10.60 to $10.75, for 5 to 6% growth in revenues year to year.”

(The 2010 guidance does not include any future acquisitions or divestitures and is based on current foreign exchange rates. In addition, the adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”)

Management uses adjusted operating results to monitor and evaluate performance of the company’s business segments.

Analytical Technologies Segment
Revenues in the Analytical Technologies Segment increased 10% in the second quarter of 2010 to $1.10 billion, compared with 2009 revenues of $1.00 billion. Adjusted operating income increased 13% in the second quarter of 2010, and adjusted operating margin increased to 20.6%, versus 2009 results of 20.1%.

Laboratory Products and Services Segment
In the Laboratory Products and Services Segment, revenues grew 5% in the second quarter of 2010 to $1.68 billion, compared with 2009 revenues of $1.60 billion. Adjusted operating income increased 10% in the second quarter of 2010, and adjusted operating margin increased to 14.2%, versus 2009 results of 13.6%.

Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. Our adjusted EPS estimate for 2010 excludes approximately $.91 of expense for the amortization of acquisition-related intangible assets for acquisitions completed through the end of the second quarter of 2010. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call
Thermo Fisher Scientific will hold its earnings conference call today, July 27, at 8:30 a.m. Eastern time. To listen, dial (866) 804-6922 within the U.S. or (857) 350-1668 outside the U.S., and use conference ID 27442368. You may also listen to the call live on our Website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our Website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, August 27, 2010.

About Thermo Fisher Scientific
Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science. Our mission is to enable our customers to make the world healthier, cleaner and safer. With revenues of more than $10 billion, we have approximately 35,000 employees and serve customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as in environmental and process control industries. We create value for our key stakeholders through two premier brands, Thermo Scientific and Fisher Scientific, which offer a unique combination of continuous technology development and the most convenient purchasing options. Our products and services help accelerate the pace of scientific discovery, and solve analytical challenges ranging from complex research to routine testing to field applications. Visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2010, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investors” section of our Website under the heading “SEC Filings.” Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technological change; implementation of strategies for improving internal growth; general worldwide economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; the effect of laws and regulations governing government contracts; and the effect of competing with certain of our customers and suppliers. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

###

Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	July 3,	% of	June 27,	% of
(In millions except per share amounts)	2010	Revenues	2009	Revenues

Revenues	$2,649.0		$2,484.1
Costs and Operating Expenses:
Cost of revenues (c)	1,533.2	57.9%	1,465.6	59.0%
Selling, general and administrative expenses (d)	583.3	22.0%	544.0	21.9%
Amortization of acquisition-related intangible assets	142.0	5.4%	147.1	5.9%
Research and development expenses	70.3	2.7%	58.1	2.3%
Restructuring and other costs, net (e)	8.2	0.3%	10.3	0.4%
	2,337.0	88.2%	2,225.1	89.6%

Operating Income	312.0	11.8%	259.0	10.4%
Interest Income	2.9		4.7
Interest Expense	(23.8)		(29.6)
Other Expense, Net (f)	(15.9)		(2.0)

Income Before Income Taxes	275.2		232.1
Provision for Income Taxes (g)	(37.9)		(25.2)

Net Income	$237.3	9.0%	$206.9	8.3%

Earnings per Share:
Basic	$.58		$.50
Diluted	$.57		$.49

Weighted Average Shares:
Basic	409.3		415.3
Diluted	415.9		423.7

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$312.0	11.8%	$259.0	10.4%
Cost of Revenues Charges (c)	3.7	0.1%	0.9	0.0%
Selling, General and Administrative Costs (Income), Net (d)	(0.2)	0.0%	1.3	0.1%
Restructuring and Other Costs, Net (e)	8.2	0.3%	10.3	0.4%
Amortization of Acquisition-related Intangible Assets	142.0	5.4%	147.1	5.9%

Adjusted Operating Income (b)	$465.7	17.6%	$418.6	16.8%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$237.3	9.0%	$206.9	8.3%
Cost of Revenues Charges (c)	3.7	0.1%	0.9	0.0%
Selling, General and Administrative Costs (Income), Net (d)	(0.2)	0.0%	1.3	0.1%
Restructuring and Other Costs, Net (e)	8.2	0.3%	10.3	0.4%
Amortization of Acquisition-related Intangible Assets	142.0	5.4%	147.1	5.9%
Restructuring and Other Costs, Net – Equity Investments	0.1	0.0%	—	0.0%
Amortization of Acquisition-related Intangible Assets – Equity Investments	0.7	0.0%	0.7	0.0%
Other Income, Net (f)	15.3	0.6%	0.2	0.0%
Provision for Income Taxes (g)	(57.8)	-2.2%	(53.3)	-2.1%

Adjusted Net Income (b)	$349.3	13.2%	$314.1	12.6%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$0.57		$0.49
Cost of Revenues Charges, Net of Tax (c)	0.01		—
Selling, General and Administrative Costs (Income), Net of Tax (d)	—		—
Restructuring and Other Costs, Net of Tax (e)	0.01		0.02
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.23		0.23
Restructuring and Other Costs, Net of Tax – Equity Investments	—		—
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other Income, Net of Tax (f)	0.02		—
Provision for Income Taxes (g)	—		—

Adjusted EPS (b)	$0.84		$0.74

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$283.7		$375.3
Net Cash Used in Discontinued Operations	0.2		0.5
Purchases of Property, Plant and Equipment	(58.4)		(31.8)
Proceeds from Sale of Property, Plant and Equipment	1.3		4.2

Free Cash Flow	$226.8		$348.2

Segment Data	Three Months Ended
	July 3,	% of	June 27,	% of
(In millions except percentage amounts)	2010	Revenues	2009	Revenues

Revenues
Analytical Technologies	$1,101.4	41.6%	$1,003.3	40.4%
Laboratory Products and Services	1,680.5	63.4%	1,599.3	64.4%
Eliminations	(132.9)	-5.0%	(118.5)	-4.8%

Consolidated Revenues	$2,649.0	100.0%	$2,484.1	100.0%

Operating Income and Operating Margin
Analytical Technologies	$227.0	20.6%	$201.4	20.1%
Laboratory Products and Services	238.7	14.2%	217.2	13.6%

Subtotal Reportable Segments	465.7	17.6%	418.6	16.8%

Cost of Revenues Charges (c)	(3.7)	-0.1%	(0.9)	0.0%
Selling, General and Administrative Costs (Income), Net (d)	0.2	0.0%	(1.3)	-0.1%
Restructuring and Other Costs, Net (e)	(8.2)	-0.3%	(10.3)	-0.4%
Amortization of Acquisition-related Intangible Assets	(142.0)	-5.4%	(147.1)	-5.9%

GAAP Operating Income (a)	$312.0	11.8%	$259.0	10.4%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items (see note (g) for details); and results of discontinued operations.

(c) Reported results in 2010 include $2.4 of charges for the sale of inventories revalued at the date of acquisition and $1.3 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2009 include $0.4 of charges for the sale of inventories revalued at the date of acquisition and $0.5 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d) Reported results include transaction costs related to the acquisition of Biolab.
(e) Reported results in 2010 and 2009 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations; and, in 2009, a $7.5 gain primarily on settlement of a pre-acquisition litigation-related matter.

(f)  Reported results in 2010 include a loss on early extinguishment of debt. Reported results in 2009 include impairment losses on an available-for-sale investment resulting from other-than-temporary declines in the fair market value, net of the gain on sale of an available-for-sale investment for which impairment losses were recorded in prior periods.

(g) Reported provision for income taxes includes i) $57.8 and $52.3 of incremental tax benefit in 2010 and 2009, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2009, $1.0 of incremental tax benefit from the settlement of a non-U.S. tax audit.

Notes:
Consolidated depreciation expense in 2010 and 2009 is $49.2 and $47.2, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $22.3 and $20.6 in 2010 and 2009, respectively.

Consolidated Statement of Income (unaudited) (a)(b)
	Six Months Ended
	July 3,	% of	June 27,	% of
(In millions except per share amounts)	2010	Revenues	2009	Revenues

Revenues	$5,324.1		$4,739.2
Costs and Operating Expenses:
Cost of revenues (c)	3,078.1	57.8%	2,804.0	59.2%
Selling, general and administrative expenses (d)	1,185.2	22.3%	1,053.5	22.2%
Amortization of acquisition-related intangible assets	293.1	5.5%	292.4	6.2%
Research and development expenses	137.1	2.6%	116.3	2.5%
Restructuring and other costs, net (e)	25.6	0.5%	23.9	0.5%
	4,719.1	88.6%	4,290.1	90.5%

Operating Income	605.0	11.4%	449.1	9.5%
Interest Income	5.3		10.0
Interest Expense	(46.1)		(59.8)
Other Expense, Net (f)	(20.9)		—

Income from Continuing Operations Before Income Taxes	543.3		399.3
Provision for Income Taxes (g)	(76.2)		(43.5)

Income from Continuing Operations	467.1		355.8
Gain on Disposal of Discontinued Operations	2.5		—

Net Income	$469.6	8.8%	$355.8	7.5%

Earnings per Share from Continuing Operations:
Basic	$1.14		$.85
Diluted	$1.12		$.84

Earnings per Share:
Basic	$1.15		$.85
Diluted	$1.13		$.84

Weighted Average Shares:
Basic	409.4		416.5
Diluted	417.1		424.5

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$605.0	11.4%	$449.1	9.5%
Cost of Revenues Charges (c)	8.8	0.1%	0.9	0.0%
Selling, General and Administrative Costs (Income), Net (d)	0.9	0.0%	1.3	0.0%
Restructuring and Other Costs, Net (e)	25.6	0.5%	23.9	0.5%
Amortization of Acquisition-related Intangible Assets	293.1	5.5%	292.4	6.2%

Adjusted Operating Income (b)	$933.4	17.5%	$767.6	16.2%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$469.6	8.8%	$355.8	7.5%
Cost of Revenues Charges (c)	8.8	0.1%	0.9	0.0%
Selling, General and Administrative Costs (Income), Net (d)	0.9	0.0%	1.3	0.0%
Restructuring and Other Costs, Net (e)	25.6	0.5%	23.9	0.5%
Amortization of Acquisition-related Intangible Assets	293.1	5.5%	292.4	6.2%
Restructuring and Other Costs, Net – Equity Investments	1.0	0.1%	—	0.0%
Amortization of Acquisition-related Intangible Assets – Equity Investments	1.4	0.0%	1.4	0.1%
Other Income, Net (f)	16.0	0.3%	0.6	0.0%
Provision for Income Taxes (g)	(115.2)	-2.2%	(100.4)	-2.1%
Discontinued Operations, Net of Tax	(2.5)	0.0%	—	0.0%

Adjusted Net Income (b)	$698.7	13.1%	$575.9	12.2%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.13		$0.84
Cost of Revenues Charges, Net of Tax (c)	0.02		—
Selling, General and Administrative Costs (Income), Net of Tax (d)	—		—
Restructuring and Other Costs, Net of Tax (e)	0.04		0.04
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.47		0.47
Restructuring and Other Costs, Net of Tax – Equity Investments	—		0.01
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other Income, Net of Tax (f)	0.02		—
Provision for Income Taxes (g)	—		—
Discontinued Operations, Net of Tax	(0.01)		—

Adjusted EPS (b)	$1.67		$1.36

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$626.8		$734.0
Net Cash Used in Discontinued Operations	0.2		0.7
Purchases of Property, Plant and Equipment	(109.0)		(83.0)
Proceeds from Sale of Property, Plant and Equipment	2.3		7.6

Free Cash Flow	$520.3		$659.3

Segment Data	Six Months Ended
	July 3,	% of	June 27,	% of
(In millions except percentage amounts)	2010	Revenues	2009	Revenues

Revenues
Analytical Technologies	$2,208.4	41.5%	$1,942.1	41.0%
Laboratory Products and Services	3,375.7	63.4%	3,022.3	63.8%
Eliminations	(260.0)	-4.9%	(225.2)	-4.8%

Consolidated Revenues	$5,324.1	100.0%	$4,739.2	100.0%

Operating Income and Operating Margin
Analytical Technologies	$459.4	20.8%	$374.9	19.3%
Laboratory Products and Services	474.0	14.0%	392.7	13.0%

Subtotal Reportable Segments	933.4	17.5%	767.6	16.2%

Cost of Revenues Charges (c)	(8.8)	-0.1%	(0.9)	0.0%
Selling, General and Administrative Costs (Income), Net (d)	(0.9)	0.0%	(1.3)	0.0%
Restructuring and Other Costs, Net (e)	(25.6)	-0.5%	(23.9)	-0.5%
Amortization of Acquisition-related Intangible Assets	(293.1)	-5.5%	(292.4)	-6.2%

GAAP Operating Income (a)	$605.0	11.4%	$449.1	9.5%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items (see note (g) for details); and results of discontinued operations.

(c) Reported results in 2010 include $6.0 of charges for the sale of inventories revalued at the date of acquisition and $2.8 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2009 include $0.4 of charges for the sale of inventories revalued at the date of acquisition and $0.5 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(d) Reported results in 2010 include transaction costs related to the acquisition of Finnzymes. Reported results in 2009 include transaction costs related to the acquisition of Biolab.
(e) Reported results in 2010 and 2009 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations; in 2010, a $6.0 loss on a patent infringement claim that arose at a business unit prior to its acquisition by the company; and, in 2009, a $7.5 gain primarily on settlement of a pre-acquisition litigation-related matter.

(f) Reported results in 2010 include a loss on early extinguishment of debt. Reported results in 2009 include impairment losses on an available-for-sale investment resulting from other-than-temporary declines in the fair market value, net of the gain on sale of an available-for-sale investment for which impairment losses were recorded in prior periods.

(g) Reported provision for income taxes includes i) $113.3 and $100.1 of incremental tax benefit in 2010 and 2009, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) in 2010, $1.9, net, of incremental tax benefit from resolution of tax audits; and iii) in 2009, $0.7 of incremental tax provision from adjusting the company's deferred tax balances as a result of newly enacted tax rates in several jurisdictions and $1.0 of incremental tax benefit from the settlement of a non-U.S. tax audit.

Notes:
Consolidated depreciation expense in 2010 and 2009 is $97.8 and $92.2, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $41.4 and $35.8 in 2010 and 2009, respectively.

Condensed Consolidated Balance Sheet (unaudited)
	July 3,	Dec. 31,
(In millions)	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$1,307.4	$1,564.1
Short-term investments	9.2	7.1
Accounts receivable, net	1,472.5	1,409.6
Inventories	1,148.5	1,131.4
Other current assets	410.4	418.7

Total current assets	4,348.0	4,530.9

Property, Plant and Equipment, Net	1,297.7	1,333.4

Acquisition-related Intangible Assets	6,052.9	6,337.0

Other Assets	482.1	440.8

Goodwill	9,100.2	8,982.9

Total Assets	$21,280.9	$21,625.0

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$106.0	$117.5
Other current liabilities	1,510.0	1,521.8

Total current liabilities	1,616.0	1,639.3

Other Long-term Liabilities	2,287.0	2,488.9

Long-term Obligations	2,027.6	2,064.0

Incremental Convertible Debt Obligation	5.2	1.9

Total Shareholders' Equity	15,345.1	15,430.9

Total Liabilities and Shareholders' Equity	$21,280.9	$21,625.0

Condensed Consolidated Statement of Cash Flows (unaudited)

	Six Months Ended
	July 3,	June 27,
(In millions)	2010	2009

Operating Activities
Net income	$469.6	$355.8
Gain on disposal of discontinued operations	(2.5)	—
Income from continuing operations	467.1	355.8

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	390.9	384.6
Change in deferred income taxes	(134.4)	(117.6)
Other non-cash expenses, net	69.4	73.9
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(166.0)	38.0

Net cash provided by continuing operations	627.0	734.7
Net cash used in discontinued operations	(0.2)	(0.7)

Net cash provided by operating activities	626.8	734.0

Investing Activities
Acquisitions, net of cash acquired	(287.8)	(146.0)
Purchases of property, plant and equipment	(109.0)	(83.0)
Proceeds from sale of property, plant and equipment	2.3	7.6
Other investing activities, net	(0.1)	2.8

Net cash used in continuing operations	(394.6)	(218.6)
Net cash provided by discontinued operations	4.1	—

Net cash used in investing activities	(390.5)	(218.6)

Financing Activities
Net proceeds from issuance of long-term debt	741.6	4.1
Settlement of convertible debt	(600.8)	—
Redemption and repayment of long-term obligations	(502.2)	(0.1)
Purchases of company common stock	(187.5)	(414.6)
Net proceeds from issuance of company common stock	49.4	11.9
Tax benefits from stock-based compensation awards	7.8	1.3
Increase (Decrease) in short-term notes payable	(0.1)	0.4

Net cash used in financing activities	(491.8)	(397.0)

Exchange Rate Effect on Cash of Continuing Operations	(1.2)	18.5

Increase (Decrease) in Cash and Cash Equivalents	(256.7)	136.9
Cash and Cash Equivalents at Beginning of Period	1,564.1	1,280.5

Cash and Cash Equivalents at End of Period	$1,307.4	$1,417.4

Free Cash Flow (a)	$520.3	$659.3

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.